                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]


Check the Appropriate Box:

[_] Preliminary Proxy Statement
[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[x] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12



                              CURAGEN CORPORATION
                              -------------------
               (Name Of Registrant as Specified in its Charter)

                  ___________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14-a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:
[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1) Amount previously paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

                                [LOGO OF curh01]

                        555 LONG WHARF DRIVE, 11TH FLOOR
                          NEW HAVEN, CONNECTICUT 06511

                                                                  April 24, 2000

Dear Shareholder,

  You are cordially invited to attend the 2000 Annual Meeting of Shareholders of CuraGen Corporation to be held at 10:00 a.m. on Tuesday, May 23, 2000 at the New Haven Omni Hotel at Yale University, 155 Temple Street, New Haven, Connecticut.

  At the Annual Meeting, you will be asked to elect the Class II Director of the Company to serve for a three-year term of office. CuraGen will also seek Shareholder approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Voting Common Stock. The Board of Directors recommends the approval of this proposal. Such other business will be transacted as may properly come before the Annual Meeting.

  We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,


                                          /s/ Jonathan M. Rothberg, PhD.

                                          Chief Executive Officer, President
                                          and Chairman of the Board

New Haven, Connecticut
April 24, 2000

                            YOUR VOTE IS IMPORTANT.
                       PLEASE RETURN YOUR PROXY PROMPTLY.

                              CURAGEN CORPORATION
                        555 LONG WHARF DRIVE, 11th FLOOR
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 401-3330

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY 23, 2000

To the Shareholders of CuraGen Corporation:

  The Annual Meeting of Shareholders of CuraGen Corporation, a Delaware corporation ("CuraGen" or the "Company"), will be held at 10:00 a.m. on Tuesday, May 23, 2000 at the New Haven Omni Hotel at Yale University, 155 Temple Street, New Haven, Connecticut, for the following purposes:

    1. To elect the Class II Director, to serve for a three-year term of office or until his successor is elected.

    2. To consider and act upon a proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Voting Common Stock from 50,000,000 shares to 250,000,000 shares.

    3. To transact such other business as may properly come before the meeting and any adjournments thereof.

  These items of business are more fully described in the Proxy Statement accompanying this notice. Only Shareholders of record at the close of business on March 31, 2000 are entitled to notice of, and to vote at, the Annual Meeting. All Shareholders are invited to attend the Annual Meeting in person. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, you are urged to promptly mark, sign, date and return the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Any Shareholder attending the Annual Meeting may vote in person even if the Shareholder has returned a proxy.

                                         By Order of the Board of Directors

                                         /s/Elizabeth A. Whayland

                                         Director, Financial Management
                                         and Secretary

New Haven, Connecticut
April 24, 2000

                              CURAGEN CORPORATION
                       555 LONG WHARF DRIVE, 11th FLOOR
                         NEW HAVEN, CONNECTICUT 06511
                                (203) 401-3330

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CuraGen Corporation ("CuraGen" or the "Company"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, May 23, 2000 at the New Haven Omni Hotel at Yale University, 155 Temple Street, New Haven, Connecticut, and any adjournments thereof (the "Meeting").

  Where the Shareholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the nominee for Class II Director named herein, and FOR the proposal to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's voting common stock, par value $0.01 per share ("Voting Common Stock") from 50,000,000 shares to 250,000,000 shares. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any Shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. Attendance at the Meeting will not by itself constitute the revocation of a proxy.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares Voting Common Stock, is necessary to constitute a quorum at the Meeting. The election of the Class II Director will be determined by a plurality of the votes cast. The proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Voting Common Stock entitled to vote at the Meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum at the Meeting. For purposes of the proposal to amend the Company's Certificate of Incorporation, abstentions are counted as votes against the proposal.

  The close of business on March 31, 2000 has been fixed as the record date for determining the Shareholders entitled to notice of, and to vote at, the Meeting. As of the close of business on March 31, 2000, the Company had 35,894,016 shares of Voting Common Stock outstanding and entitled to vote. Holders of Voting Common Stock are entitled to one vote per share on all matters to be voted on by Shareholders.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Voting Common Stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid for such solicitation. In addition, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit customers of theirs who have shares of the Company registered in the name of the nominee. The Company will reimburse any such persons for their reasonable out-of-pocket expenses.

  This Proxy Statement and the accompanying proxy card are being mailed on or about April 24, 2000 to all Shareholders entitled to notice of and to vote at the Meeting.

  The Annual Report to Shareholders for the fiscal year ended December 31, 1999 is being mailed to the Shareholders with this Proxy Statement, but does not constitute a part hereof.

  The Company effected a two-for-one stock split on March 31, 2000. All of the information presented in this Proxy Statement is on a post-split basis, except where specifically indicated otherwise.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of Voting Common Stock as of February 29, 2000, by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Voting Common Stock, (ii) each Director of the Company,
(iii) each executive officer named in the Summary Compensation Table on page 10 hereof and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares owned by them.

                                   Number of Shares    Percentage of Shares
       Name and Address**         Beneficially Owned Beneficially Owned (1)(2)
       ------------------         ------------------ -------------------------
Jonathan M. Rothberg, Ph.D.(3)...     7,172,734                20.7%
 c/o CuraGen Corporation
 555 Long Wharf Drive, 11th Floor
 New Haven, CT 06511
Quantum Industrial Partners
 LDC(4)..........................     4,235,564                12.0%
 Kaya Flamboyan
 Willemstad, Curacao
 Netherlands Antilles
Pequot Capital Management,
 Inc.(5).........................     3,879,800                11.2%
 500 Nyala Farm Road
 Westport, CT 06880
Genentech, Inc.(6)...............     3,439,170                 9.4%
 460 Point San Bruno Blvd.
 South San Francisco, CA 94080
Pioneer Hi-Bred International,
 Inc.(7).........................     2,000,000                 5.8%
 700 Capital Square
 400 Locust Street
 Des Moines, IA 50309
Henry M. Rothberg(8).............     1,988,092                 5.7%
 c/o Law Offices of Marshal D.
  Gibson, P.C.
 152 Temple Street
 New Haven, CT 06510
Lillian R. Rothberg(9)...........     1,987,792                 5.7%
 c/o Law Offices of Marshal D.
  Gibson, P.C.
 152 Temple Street
 New Haven, CT 06510
David M. Wurzer(10)..............       156,000                   *
Christopher K. McLeod............             0                   *
Peter A. Fuller, Ph.D.(11).......        90,000                   *
Michael P. McKenna, Ph.D.(12)....        84,000                   *
Richard H. Booth(13).............       113,130                   *
Vincent T. DeVita, Jr.,
 M.D.(14)........................        65,000                   *
Robert E. Patricelli(15).........       301,900                   *
Randy Thurman(16)................        13,332                   *
All Directors and executive
 officers as a group (11
 persons)(17)....................     8,097,096                23.0%

--------
 * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Voting Common Stock.
** Addresses are given for beneficial owners of more than 5% of the outstanding Voting Common Stock only.

 (1) Shares of Voting Common Stock that an individual or group has the right to acquire within 60 days of February 29, 2000, pursuant to the exercise of options or warrants or pursuant to stock purchase agreements are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
 (2) Percentage of ownership is based on 34,544,864 shares of Voting Common Stock issued and outstanding on February 29, 2000.
 (3) Includes (i) 2,000,000 shares of Voting Common Stock held by a limited partnership of which Dr. Rothberg is the sole general partner and of which the limited partners are trusts in which Dr. Rothberg is the primary beneficiary, (ii) 60,000 shares of Voting Common Stock subject to currently exercisable options, (iii) 5,400 shares of Voting Common Stock held jointly by Dr. Rothberg and his brother, (iv) 400 shares of Voting Common Stock owned by Dr. Rothberg's wife and (v) 6,600 shares of Voting Common Stock subject to currently exercisable options held by Dr. Rothberg's wife.
 (4) Includes 682,594 shares of Voting Common Stock subject to currently exercisable warrants. The sole general partner of Quantum Industrial Partners LDC ("QIP") is QIH Management Investor, L.P., the sole general partner of which is QIH Management, Inc. ("QIH Management"). Mr. George Soros is the sole shareholder of QIH Management, and has entered into an agreement dated as of January 1, 1997 with Soros Fund Management LLC ("SFM LLC") pursuant to which Mr. Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC. Mr. Soros is also the Chairman of SFM LLC, and in such capacity may be deemed to have voting and dispositive power over securities held for the account of QIP. Mr. Stanley F. Druckenmiller, as Lead Portfolio Manager of SFM LLC, may also be deemed to have voting and dispositive power over securities held for the account of QIP. This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 1999.
 (5) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2000.
 (6) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on October 28, 1999 and includes 1,955,272 shares of Non-Voting Common Stock, which may be converted into Voting Common Stock.
 (7) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 1999.
 (8) Consists of (i) 79,100 shares of Voting Common Stock held by Mr. Rothberg, (ii) 20,000 shares of Voting Common Stock owned jointly by Mr. Rothberg and his wife, (iii) 1,268,260 shares of Voting Common Stock held by Grand Hemroc Limited Partnership, and (iv) 620,732 shares of Voting Common Stock subject to currently exercisable warrants held by Grand Hemroc Limited Partnership. Mr. Rothberg and his wife serve as co-general partners of Grand Hemroc Limited Partnership and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000.
 (9) Consists of (i) 78,800 shares of Voting Common Stock held by Mrs. Rothberg, (ii) 20,000 shares of Voting Common Stock owned jointly by Mrs. Rothberg and her husband, (iii) 1,268,260 shares of Voting Common Stock held by Grand Hemroc Limited Partnership, and (iv) 620,732 shares of Voting Common Stock subject to currently exercisable warrants held by Grand Hemroc Limited Partnership. Mrs. Rothberg and her husband serve as co-general partners of Grand Hemroc Limited Partnership and is based on a
     Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000.
(10) Consists of 156,000 shares of Voting Common Stock subject to currently exercisable options.
(11) Consists of 90,000 shares of Voting Common Stock subject to currently exercisable options.
(12) Consists of 84,000 shares of Voting Common Stock subject to currently exercisable options.
(13) Consists of 10,000 shares of Voting Common Stock subject to currently exercisable warrants, 65,000 shares of Voting Common Stock subject to currently exercisable options and 38,130 shares of Voting Common Stock held by Mr. Booth's wife.
(14) Consists of 65,000 shares of Voting Common Stock subject to currently exercisable options.
(15) Includes 65,000 shares of Voting Common Stock subject to currently exercisable options.
(16) Consists of 13,332 shares of Voting Common Stock subject to currently exercisable options.
(17) Includes 83,000 shares of Voting Common Stock subject to currently exercisable options and 18,000 shares of Voting Common Stock held by Elizabeth A. Whayland. See also footnotes 3 and 10 through 16 above.

                                  MANAGEMENT

                                  Proposal 1

                             Election of Director

  The Company's By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Company's By-Laws, the number of Directors is fixed from time to time by the Board of Directors. The Board of Directors currently consists of five members, classified into three classes as follows: Vincent T. DeVita, Jr., M.D. serves in a class with a term ending at the upcoming meeting (the "Class II Director"); Jonathan M. Rothberg, Ph.D. and Richard H. Booth serve in a class with a term ending in 2001 (the "Class III Directors"); and Robert E. Patricelli and Randy Thurman serve in a class with a term which expires in 2002 (the "Class I Directors"). At each annual meeting of Shareholders, Directors are elected for a term of three years to succeed those Directors whose terms are expiring.

  Pursuant to the Company's By-Laws, on January 18, 2000 the Board of Directors voted (i) to set the size of the Board of Directors at five and (ii) to nominate Vincent T. DeVita, Jr., M.D for election at the Meeting, for a term of three years to serve until the 2003 annual meeting of Shareholders, and until his respective successor has been elected and qualified. The Class III Directors (Jonathan M. Rothberg, Ph.D. and Richard H. Booth) and the Class I Directors (Robert E. Patricelli and Randy Thurman) will serve until the annual meetings of Shareholders to be held in 2001 and 2002, respectively, and until their respective successors have been elected and qualified.

  Shares represented by all proxies received by the Board of Directors and not marked as withholding authority to vote for the nominated Class II Director will be voted FOR the election of the Class II Director nominee, unless the nominee is unable or unwilling to serve. The Board of Directors knows of no reason why the nominee would be unable or unwilling to serve as a Director, but if such should be the case, proxies may be voted for the election of some other person as the Board of Directors may recommend in his place, or for fixing the number of Directors at a lesser number. The affirmative vote of a plurality of the shares present, in person or by proxy, and entitled to vote on the election of Directors is required to elect the nominee to the Board of Directors.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MR. DEVITA AS A CLASS II DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Executive Officers and Directors

  The following table sets forth as to the present Directors (including the nominee for election at the Meeting) and each executive officer: (i) name,
(ii) age, (iii) present positions with the Company, (iv) the Class of each Director and (v) committee memberships as of February 29, 2000:

          Name            Age                            Position
          ----            ---                            --------
Jonathan M. Rothberg,
 Ph.D.(3)...............   36 Chief Executive Officer, President and Chairman of the Board
David M. Wurzer.........   41 Executive Vice-President, Treasurer and Chief Financial Officer
Christopher K. McLeod...   44 Executive Vice-President
Elizabeth A. Whayland...   39 Director, Financial Management and Secretary
Peter A. Fuller, Ph.D...   45 Senior Vice-President, Business Development
Peter T. Lomedico,
 Ph.D...................   51 Vice-President, Discovery Research
Michael P. McKenna,
 Ph.D...................   38 Vice-President, Operations
Richard H.
 Booth(3)(4)(5).........   52 Director
Vincent T. DeVita, Jr.,
 M.D.*(2)(5)............   64 Director
Robert E.
 Patricelli(1)(4)(5)....   60 Director
Randy Thurman(1)(4).....   50 Director

--------
 * Nominee for Director

(1) Class I Director
(2) Class II Director
(3) Class III Director
(4) Member of the Compensation Committee
(5) Member of the Audit Committee

  In January 2000, James L. Vincent, who served on the Board of Directors for two years, voluntarily resigned. Randy Thurman was elected to the Board of Directors to replace Mr. Vincent in February 2000.

  Jonathan M. Rothberg, Ph.D. has served as Chief Executive Officer, President and Chairman of the Board of Directors of the Company since its formation in 1991. Dr. Rothberg received his B.S. in Chemical Engineering from Carnegie Mellon University and his M.S., M. Phil. and Ph.D. in Biology from Yale University.

  David M. Wurzer has served as Executive Vice-President, Treasurer and Chief Financial Officer of the Company since September 1997. From January 1991 to September 1997, Mr. Wurzer served as Senior Vice President and Chief Financial Officer of, and in other senior managerial positions for, Value Health, Inc., a managed health care provider. Mr. Wurzer received his B.B.A. from the University of Notre Dame.

  Christopher K. McLeod has served as Executive Vice-President of the Company since November 1999. From January 1997 to May 1999, he served as Chief Executive Officer of Havas International (formerly Cendant Software). From 1986 to October 1998, he served as Vice Chairman of Cendant Corporation and as a Director from 1995 to October 1998. Mr. McLeod received his B.S. from Yale University and his M.S. from the Massachusetts Institute of Technology.

  Elizabeth A. Whayland has served as Director, Financial Management of the Company since November 1994 and as Secretary of the Company since September 1997. From 1982 to November 1994, Ms. Whayland served as a Senior Manager and in other staff and management positions with Deloitte & Touche. Ms. Whayland received her B.A. from Grove City College and her M.S.T. from the University of Hartford.

  Peter A. Fuller, Ph.D. has served as Senior Vice-President, Business Development of the Company since July 1999. From October 1997 to July 1999, he served as Vice President, Business Development. From 1983 to October 1997, Dr. Fuller served as Director, Technology Identification & Assessment, Director, Technology Access, Director, Technology Acquisition Group and Soybean Research Station Manager for Pioneer Hi-Bred International, Inc., a leading supplier of agricultural genetics. Dr. Fuller received his B.S. from California State University and his M.S. and Ph.D. from the University of Nebraska.

  Peter T. Lomedico, Ph.D. has served as Vice-President, Discovery Research of the Company since October 1999. From 1996 to October 1999, he served as Vice President, Human Genetics at Genome Therapeutics. From 1994 to 1995, he served as Research Director and co-founder of Morphogenesis, Inc. From 1980 to 1993, he served in various positions at Hoffmann-LaRoche, Inc. Dr. Lomedico received his B.S. from Villanova University and his Ph.D. from the University of Texas.

  Michael P. McKenna, Ph.D. has served as Vice-President, Operations of the Company since August 1998. From 1997 to August 1998, he served as Director, Genomics Facility and since September 1994 has served in several scientific and management positions. He served as Graduate Scholar at the Institute for Molecular Biologicals at Bayer Pharmaceutical Division (previously Miles Pharmaceuticals) from 1992 to 1994. Dr. McKenna received his B.S. in Molecular Biology and German from Carnegie-Mellon University and his Ph.D. in Biology from Yale University.

  Richard H. Booth has been a Director of the Company since October 1997. Currently, he serves as President and Chief Executive Officer of HSB Group, Inc., a NYSE listed insurance and engineering services company, a position he has held since January 2000. He also serves as Chairman of the Board of Directors of HSB Group, Inc., a position he has held since March 2000. He served from 1994 through 1996 as Executive Vice President and as a Director since 1998 of Phoenix Home Life Mutual Insurance Company. Prior to joining Phoenix Home Life Mutual Company, Mr. Booth served as President, Chief Operating Officer and as a Director of The Travelers Corporation, a diversified financial services company. Mr. Booth received his B.S. and his M.S.P.A. from the University of Hartford.

  Vincent T. DeVita, Jr., M.D. has been a Director of the Company since September 1995. Currently, he serves as a Director of Imclone Systems, Inc. and is Director of the Yale University Comprehensive Cancer Center, a position he has held since July 1993. From September 1988 to July 1993, Dr. DeVita served as Physician-in-Chief of the Memorial Sloane-Kettering Cancer Center. From July 1980 to August 1988, he served as Director of the National Cancer Institute. Dr. DeVita received his B.S. from the College of William and Mary and his M.D. from the George Washington University School of Medicine.

  Robert E. Patricelli has been a Director of the Company since October 1997. Currently, he serves as the Chairman and Chief Executive Officer of Women's Health USA, Inc., a women's health services company, a position he has held since August 1997. He also currently serves as a Director of Northeast Utilities, Inc. and Hartford Life, Inc. From May 1987 to August 1997, he served as Chairman, President and Chief Executive Officer of Value Health, Inc. Mr. Patricelli received his B.A. from Wesleyan University and his J.D. from Harvard Law School.

  Randy Thurman has been a Director of the Company since February 2000. Currently, he serves as Chairman and CEO of Strategic Reserves International, a company that provides strategic direction to emerging health care technology companies, a position he has held since 1996. From 1993 to 1996, Mr. Thurman served as Chairman and CEO of Corning Life Sciences. From 1984 to 1993 he served as President and CEO of Rhone-Poulenc Rorer Pharmaceuticals. Mr. Thurman received his B.A. from Virginia Polytechnic Institute and his M.A. from Webster University.

Committees of the Board of Directors

  The Board of Directors established a Compensation Committee and an Audit Committee in October 1997. The Audit Committee, of which Dr. DeVita and Messrs. Booth and Patricelli are members, oversees the engagement of the Company's independent accountants, reviews the annual financial statements and the scope of annual audits and considers matters relating to accounting policy and internal controls. The Compensation Committee, of which Messrs. Booth, Patricelli and Thurman are members, reviews, approves, and makes recommendations to the Board of Directors concerning the Company's compensation policies, practices and procedures for its executive officers. The Compensation Committee also administers the Company's 1997 Employee, Director and Consultant Stock Plan and the 1993 Stock Option and Incentive Award Plan. The Board of Directors has no standing nominating committee.

  The Board of Directors met four times in 1999 and acted by unanimous written consent once. During 1999, the Audit and Compensation committees met once, and five times, respectively. All Directors attended 100% of the total number of meetings of the Board of Directors and its committees on which they served, with the exception of Dr. Vincent DeVita, who attended 40% of the total number of meetings of the Board of Directors and the Audit Committee.

Compensation of Directors

  Non-employee Directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending each Directors' meeting and committee meeting. Effective March 31, 2000, non-employee Directors will receive Directors' fees of $2,500 per meeting, and $1,000 per telephonic meeting. Committee chairs will receive an annual fee of $3,000 and Committee members will receive $1,000 per regular or telephonic Committee meeting. Currently under the 1997 Stock Plan, each non-employee Director, upon first being elected or appointed to the Board of Directors, receives an option to purchase 20,000 shares of Voting Common Stock, which will vest one-third immediately and one-third each on the first and second anniversaries of the grant date. The exercisability of these options will be accelerated upon the occurrence of a change in control. The 1997

Stock Plan also currently provides for an annual grant of an immediately exercisable option to purchase 7,500 shares of Voting Common Stock to each continuing non-employee Director following each annual meeting of Shareholders. All option grants to non-employee Directors will have a term of ten years and an exercise price equal to the fair market value of the Voting Common Stock on the date of grant. To date Dr. DeVita and Messrs. Booth, Patricelli and Thurman have been granted options to purchase 65,000, 65,000, 65,000 and 40,000 shares of Voting Common Stock, respectively.

Compensation Committee Interlocks and Insider Participation

  Messrs. Booth, Patricelli and Thurman, all non-employee Directors, currently constitute the Company's Compensation Committee. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers (together with the Chief Executive Officer, the "Named Executive Officers") based on services rendered in all capacities during the three fiscal years most recently ended.

                                       Annual           Long-Term
                                    Compensation       Compensation
                                  -------------------- ------------
                                                        Securities      All
                                                        Underlying     Other
Name and Principal Position  Year  Salary      Bonus    Options(#)  Compensation
---------------------------  ---- --------    -------- ------------ ------------
Jonathan M. Rothberg,
 Ph.D......................  1999 $220,673    $100,000       --        $4,808
 Chief Executive Officer,
  President and              1998 $160,256         --    200,000          --
 Chairman of the Board       1997 $125,000         --        --           --
David M. Wurzer............  1999 $191,250    $125,000       --        $7,075
 Executive Vice-President,   1998 $160,256         --    140,000          --
 Treasurer and Chief
  Financial Officer
Christopher K. McLeod......  1999 $ 26,923(1) $ 25,000   200,000          --
 Executive Vice-President
Peter A. Fuller, Ph.D......  1999 $147,115    $ 25,000       --        $8,000
 Senior Vice-President,
  Business Development       1998 $120,897    $ 20,000    50,000          -- (2)
Michael P. McKenna, Ph.D...  1999 $127,609    $ 45,000       --        $6,068
 Vice-President, Operations

--------
(1) Mr. McLeod began his employment with the Company on November 1, 1999. His annualized 1999 salary was $200,000.
(2) The Company made a loan facility available to Dr. Fuller in connection with his 1998 performance. See "Related Transactions" on Page 13 hereof.

1999 Stock Option Grant Table

  The following table sets forth information concerning stock options granted in 1999 to the Named Executive Officers. The potential realizable values that would exist for the respective options are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full term of the option.

                                     Individual Grants
                         ----------------------------------------------
                                                                        Potential Realizable Value
                         Number of    % of Total                          at Assumed Annual Rates
                         Securities    Options                          of Stock Price Appreciation
                         Underlying   Granted to Exercise                   For Option Term(2)
                          Options     Employees    Price     Expiration ---------------------------
          Name            Granted     in 1999(1) ($/share)      Date                     10%($)
          ----           ----------   ---------- ---------   ----------    5%($)     --------------
Christopher K. McLeod...  200,000(3)    18.26%    $7.375(4)   9/15/09   $    927,620 $    2,350,770

--------
(1) The Company granted options to purchase 1,095,000 shares of Voting Common Stock to employees in the year ended December 31, 1999.
(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Voting Common Stock holdings are dependent on the time of such exercise and the future performance of the Company's Voting Common Stock.
(3)The options vest in equal installments on the first five anniversaries of the date of grant and have a term of ten years.
(4) The exercise price represents the fair market value of the Company's Voting Common Stock on the date of grant, determined by the closing price on the Nasdaq Stock Market.

Fiscal Year-End Option Values

  The following table summarizes for the Named Executive Officers, unexercised options held at December 31, 1999. The value of unexercised in-the-money options at the fiscal year end is the difference between the exercise price and the fair market value of the underlying stock on December 31, 1999, the last business day of the fiscal year. The closing price of the Company's Voting Common Stock on the Nasdaq Stock Market on that date was $34.875. No Named Executive Officer exercised any stock options during the year ended December 31, 1999.

                         Number of Securities Underlying      Value of Unexercised
                             Unexercised Options at               In-the-Money
                               Fiscal Year End(#)         Option at Fiscal Year End(1)
                         ------------------------------- -------------------------------
          Name           Exercisable(#) Unexercisable(#) Exercisable($) Unexercisable($)
          ----           -------------- ---------------- -------------- ----------------
Jonathan M. Rothberg,
 Ph.D. .................     40,000         160,000        $1,201,350      $4,805,400
David M. Wurzer.........    148,000         192,000        $4,598,000      $5,942,000
Christopher K. McLeod...        --          200,000               --       $5,500,000
Peter A. Fuller,
 Ph.D. .................     90,000         120,000        $2,805,000      $3,750,000
Michael P. McKenna,
 Ph.D. .................     74,000          76,000        $2,436,300      $2,339,200

--------
(1) These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Voting Common Stock on the date of sale of any shares acquired upon exercise of the option.

Executive Compensation--Employment Agreements and Other Termination of Employment Agreements

  The Company entered into letter agreements with the following executive officers: Mr. Wurzer and Dr. Fuller in July 1997 and August 1997, respectively. The letter agreements do not specify a term of employment. Each letter provides for a cash bonus, which the Board of Directors may, in its discretion, award from time to time.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

  The Compensation Committee of the Board of Directors is currently composed of Directors who are not current or former employees of the Company. The Compensation Committee, which is comprised of Messrs. Booth, Patricelli and Thurman, reviews, approves and makes recommendations to the Board of Directors concerning the Company's executive compensation policies. In addition, the Compensation Committee evaluates the performance of executive management and provides direction for succession planning. The Compensation Committee also administers the Company's 1997 Employee, Director and Consultant Stock Plan and the 1993 Stock Option and Incentive Award Plan.

  No executive officer of the Company will serve as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee. This report addresses the compensation policies for fiscal year 1999 as they affected Dr. Rothberg, in his capacity as Chief Executive Officer, President and Chairman of the Board, and the other executive officers of the Company.

General Compensation Philosophy

  The Company's compensation policy for executive officers is designed to achieve the following objectives:

  . Motivate, reward and retain executives to achieve Company financial and non-financial performance objectives.

  .  Attract and retain qualified executives.

  . Remunerate executives for their contribution to the realization of long-term strategic goals.

  . Align the interests of executives with the long-term interests of stockholders through the opportunity to be awarded stock option grants, thereby encouraging the achievement of solid results over an extended period.

  .  Preserve the full deductibility of compensation for tax purposes.

Executive Officer Compensation Program

  The Company's executive officer compensation program is comprised of (i) base salary; (ii) annual incentive compensation, in the form of discretionary cash bonuses which are based on achievement of predetermined objectives of the Company; and (iii) long-term incentive compensation in the form of periodic stock option grants.

  The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with organizations that compete with the Company for prospective employees.

  In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. The Company does not believe Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for certain compensation in excess of $1 million to any of the executive officers appearing in the Summary Compensation Table above, will have an effect on the Company. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations.

Base Salary and Benefits

  The Compensation Committee utilized several management compensation surveys of other biotechnology, pharmaceutical, and comparable companies to assist in its evaluation and setting of executive compensation. The survey participants were chosen based on the Company's ability to compete with those companies and their similarity in size and stage of development. Within this group, the Compensation Committee made comparisons to executives with similar levels of experience who have a comparable level of responsibility and expected level of contribution to the Company's performance. In setting base salaries, the Compensation Committee also took into account the intense level of competition among biotechnology companies to attract talented personnel who have outstanding ability and potential, as well as individual experience and performance. Executive officers are also entitled to participate in benefit plans generally available to employees.

Discretionary Cash Bonuses

  The Compensation Committee believes that periodic discretionary cash bonuses may be needed to retain and encourage a successful management team. Executives who receive cash bonuses are chosen at the discretion of the Committee. The amount of a discretionary cash bonus is determined by evaluating a number of quantitative and qualitative factors, including CuraGen's historical and recent financial performance in the principal area of responsibility of the officer, the executive's progress toward non-financial goals within his area of responsibility, individual performance, experience, level of responsibility, and other contributions made to CuraGen.

Long-Term Incentive Compensation

  Long-term incentive compensation, in the form of stock option grants, allows the executive officers to share in any appreciation in the value of the Company's Voting Common Stock. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company believes that option grants (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return; (2) give executives a significant, long-term interest in the Company's success, and (3) help retain executive talent in an extremely competitive market.

  Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants. The level of stock options granted is based on the Committee's evaluation of an executive's ability to impact future corporate results and is directly proportional to job responsibility. The Company's determination of whether option grants are appropriate is based upon individual performance measures established for each individual executive. Options are not necessarily granted to each executive during each year.

  All awards are made at a level calculated to be competitive within the biotechnology industry as well as a broader group of companies of comparable size, maturity, and complexity.

Chief Executive Officer Compensation

  Dr. Rothberg has served as Chief Executive Officer, President and Chairman of the Board since the formation of the Company in 1991. In January 1999, at the recommendation of the Compensation Committee, Dr. Rothberg's base salary was increased from $175,000 to $225,000. In January 2000, Dr. Rothberg was awarded a cash bonus of $100,000 and granted 200,000 stock options by the Board of Directors, related to his 1999 performance. Dr. Rothberg's strategic contributions during 1999 established CuraGen as a leading functional genomics company with the long-term goal of developing proprietary bio-pharmaceutical products. Highlights of Dr. Rothberg's 1999 contributions included the completion of substantial capital raising and strategic efforts with Pequot Capital Management, Abgenix, Hoffman-LaRoche, and COR Therapeutics; the Biogen and Genentech loan conversions; several successful patent issuances; the filling of two key executive management positions; and an increase in the price of the Company's Voting Common Stock during 1999. Dr. Rothberg's compensation continues to be lower than that of most of his counterparts in comparable companies within the biotechnology industry, and of other CEO's at comparable size companies outside the biotech industry. Dr. Rothberg has been instrumental in managing the Company's near-term growth while continuing to formulate and implement the Company's long-term objectives. The Compensation Committee believes Dr. Rothberg has managed the Company well in a rapidly changing and competitive business climate.

                                          THE COMPENSATION COMMITTEE:

                                          Richard H. Booth, Chairman
                                          Robert E. Patricelli
                                          Randy Thurman

                               PERFORMANCE GRAPH

  The following stock price performance graph compares total cumulative stockholder return on the Company's Voting Common Stock during a period commencing on March 18, 1998 (the date the Company's Voting Common Stock first began trading) and ending on December 31, 1999 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period by (ii) the share price at the beginning of the measurement period) to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market, U.S. companies (the "Nasdaq-US") and the Nasdaq CRSP Total Return Index for Biotechnology Stocks, SIC (the "Nasdaq-Biotechnology"). The Nasdaq-US tracks the aggregate price performance of all equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM") and the Nasdaq SmallCap Market (the "SmallCap Market"). The Nasdaq-Biotechnology tracks the aggregate price performance of equity securities of biotechnology companies traded on the NNM and the SmallCap market. Although the total return for the Company's stock and for each index assumes the reinvestment of dividends, dividends have never been declared on the Company's Voting Common Stock, and is based on the returns of the component companies weighted according to their capitalization as of the end of each quarterly period. The Company's Voting Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Biotechnology.

COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN* AMONG CURAGEN CORPORATION, THE
      NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BIOTECHNOLOGY INDEX



Curagen Corp. (CRGN)

                                     Cumulative Total Return
                --------------------------------------------------------------
--
                3/18/1998  3/98   6/98   9/98  12/98   3/99   6/99   9/99  12/99
CURAGEN
CORPORATION        100      101    54     52     61     58     70     115   607
NASDAQ STOCK
MARKET (U.S.)      100      103   106     96    124    139    152     155   224
NASDAQ
BIOTECHNOLOGY      100      100    94     94    129    147    150     174   261


*ASSUMES $100 INVESTED ON 3/18/98 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Directors and officers, and persons who own more than ten percent of the Company's Voting Common Stock ("Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such forms received by the Company and on written representations from certain Reporting Persons, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its Directors, officers and greater than ten percent beneficial owners were met except for the following late filings: an initial report of Christopher K. McLeod, Executive Vice-President, including a grant of 200,000 shares of Voting Common Stock options; an initial report of Peter T. Lomedico, Vice-President, Discovery Research; and a report of Elizabeth A. Whayland, Director, Financial Management and Secretary, covering the exercise of 600 shares of Voting Common Stock options.

                             RELATED TRANSACTIONS

  The Company made a loan facility of up to $100,000 available to Dr. Fuller in connection with his 1998 performance. The loan facility is available at an interest rate of 8% and may be borrowed on and repaid at any time prior to December 31, 2000, subject to certain collateral provisions. This note will be forgiven if Dr. Fuller remains an employee through January 1, 2001. As of December 31, 1999 and March 31, 2000, $30,000 was outstanding under this loan facility.

 AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE
            THE NUMBER OF AUTHORIZED SHARES OF VOTING COMMON STOCK

                                  Proposal 2

  The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the issuance of 50,000,000 shares of Voting Common Stock. As of March 3, 2000, the Board of Directors of the Company unanimously approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of Voting Common Stock from 50,000,000 to 250,000,000 and to submit the proposed amendment to Shareholders at the Meeting.

Purpose and Effect of the Amendment

  The general purpose and effect of the proposed amendment to the Company's Certificate of Incorporation is to authorize 200,000,000 additional shares of Voting Common Stock to create a sufficient reserve of shares of Voting Common Stock for future needs of the Company. The Board of Directors believes it is prudent to have the additional shares of Voting Common Stock available for general corporate purposes, including, but not limited to: grants of stock options, acquisitions, stock splits and equity financings.

  The Company currently has 50,000,000 authorized shares of Voting Common Stock. As of February 29, 2000, the Company had 34,544,864 shares issued and outstanding and of the remaining 15,455,136 authorized but unissued shares, the Company has reserved approximately 1,895,000 shares in connection with the possible exercise of outstanding warrants, approximately 8,100,000 shares pursuant to the Company's option plans, approximately 1,956,000 shares pursuant to outstanding convertible Non-Voting Common Stock and approximately 2,350,000 shares pursuant to the possible conversion of the 6% Convertible Subordinated Debentures due in 2007.

  Except in connection with the aggregate of approximately 14,301,000 shares reserved for warrants, options, convertible Non-Voting Common Stock, and Convertible Subordinated Debentures as described above, the Company currently has no plans or arrangements for the issuance of additional shares of Voting Common Stock. However, opportunities for equity financings or acquisitions could arise at any time. If the Board of Directors deems it in the best interest of the Company and its Shareholders to issue additional shares of Voting Common Stock in the future, the Board of Directors will generally not seek further authorization by vote of the Shareholders, unless such authorization is otherwise required by law. The proposed amendment would give the Board of Directors the ability to act promptly when it determines that issuance of additional shares is in the best interest of the Company.

  The increase in the number of authorized shares may have a dilutive effect on existing Shareholders. The increase in the authorized number of shares could also have an anti-takeover effect. If the Company's Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deferring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company.

Vote

  The affirmative vote of a majority of the outstanding shares of Voting Common Stock entitled to vote at the Meeting is required to approve the increase in the number of authorized shares of Voting Common Stock.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VOTING COMMON STOCK FROM 50,000,000 TO 250,000,000, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                   AUDITORS

  The Board of Directors has appointed Deloitte & Touche LLP as Auditors for the Company for the year ending December 31, 2000. Deloitte & Touche LLP have been regularly engaged by the Company to audit the Company's annual financial statements and for other purposes. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from Shareholders.

                             SHAREHOLDER PROPOSALS

  Under Rule 14a-8 promulgated under the Exchange Act, Shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of Shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement distributed to Shareholders prior to the annual meeting in the year 2001, a Shareholder proposal must be received by the Company no later than December 26, 2000 and must otherwise comply with the requirements of Rule 14a-8. In order to be considered for presentation at the annual meeting of Shareholders in the year 2001, although not included in the proxy statement, a Shareholder proposal must comply with the requirements of the Company's by-laws and be received by the Company no later than March 23, 2001 and no earlier than February 21, 2001. Shareholder proposals should be delivered in writing to Elizabeth A. Whayland, Secretary, CuraGen Corporation, 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511. A copy of the Company's by-laws may be obtained from the Company upon written request to Ms. Whayland.

                                OTHER BUSINESS

  The Board of Directors knows of no business, which will be presented for consideration at the Meeting other than that stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                          ANNUAL REPORT ON FORM 10-K

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (other than exhibits thereto) filed with the Securities and Exchange Commission, which provides additional information about the Company, is available to beneficial owners of the Voting Common Stock without charge upon written request to the Investor Relations Department, CuraGen Corporation, 555 Long Wharf Drive, 11th Floor, New Haven, Connecticut 06511.

                              CURAGEN CORPORATION

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CURAGEN CORPORATION

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated April 24, 2000, in connection with the Annual Meeting to be held at 10:00 a.m. on Tuesday, May 23, 2000 at the New Haven Omni Hotel at Yale University, and hereby appoints Jonathan M. Rothberg, Ph.D. and David M. Wurzer, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Voting Common Stock of CuraGen Corporation registered in the name provided herein which the undersigned is entitled to vote at the 2000 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTOR AND FOR PROPOSAL 2.

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

ELECTION OF DIRECTOR (OR IF THE NOMINEE IS NOT AVAILABLE FOR ELECTION, SUCH SUBSTITUTE AS THE BOARD OF DIRECTORS MAY DESIGNATE)

NOMINEE:      VINCENT T. DEVITA, JR., M.D.

SEE REVERSE SIDE FOR BOTH PROPOSALS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

                                                              (SEE REVERSE SIDE)
                                                              ------------------

                  [X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

     The Board of Directors recommends a vote FOR Proposals 1 and 2.

     1.   ELECTION OF DIRECTOR (SEE REVERSE).     [_]  FOR     [_]  WITHHELD


     2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF VOTING COMMON STOCK FROM 50,000,000 SHARES TO 250,000,000 SHARES.


     [_] FOR          [_] AGAINST        [_] ABSTAIN

                              PLEASE SIGN EXACTLY AS NAME(S) APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                      SIGNATURE:                            DATE
                                ---------------------------      --------------

                      SIGNATURE:                            DATE
                                ---------------------------      --------------